Exhibit 99.5

AMENDMENT

TO

HOMEFED CORPORATION 2017 RSU OPPORTUNITY PLAN

This AMENDMENT (this “Amendment”), dated as of July 1, 2019 (the “Effective Date”), to that certain HomeFed Corporation 2017 RSU Opportunity Plan (the “Plan”).

W I T N E S S E T H:

WHEREAS, pursuant to an Agreement and Plan of Merger, by and among Jefferies Financial Group Inc., a New York corporation (the “Jefferies”), Heat Merger Sub, LLC a Delaware limited liability company and a wholly-owned subsidiary of Jefferies (“Merger Sub”) and HomeFed Corporation, a Delaware corporation (“HomeFed”), dated as of April 12, 2019 and as amended on May 2, 2019, HomeFed has merged with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly-owned subsidiary of the Jefferies; and

WHEREAS, in connection with the Merger, Jefferies has assumed the Plan and all outstanding awards under the Plan, and in connection therewith desires to make certain adjustments to the Plan to reflect such assumptions.

NOW THEREFORE, it is hereby provided that:

1. Defined Terms. Capitalized terms used herein, but not defined herein, have the respective meanings ascribed thereto in the Plan.

2. Amendments.

(a) The name of the Plan shall be changed from the “HomeFed Corporation 2017 RSU Opportunity Plan” to the “Jefferies Financial Group Inc. 2017 RSU Opportunity Plan (HomeFed)” and the defined term the “Plan” shall mean the Jefferies Financial Group Inc. 2017 RSU Opportunity Plan (HomeFed).

(b) The defined term the “Company” shall mean Jefferies Financial Group Inc.

(c) The term “Common Stock” shall mean Jefferies Financial Group Inc. common stock, par value $1.00.

(d) In Section 3 of the Plan, the minimum number of RSUs with respect to shares of Common Stock shall be changed from “49,500” to “99,000” and the maximum number of RSUs with respect to shares of Common Stock shall be changed from “66,000” to “132,000.”

(e) The table in Section 3 of the Plan shall be deleted in its entirety and replaced with the following:

Fair Value per Share of Common Stock	Number of Shares of Common Stock Subject to RSUs	Grant Date Value of RSUs
$15	132,000	$1,980,000
$17.50	132,000	$2,310,000
$20	132,000	$2,640,000
$22.50	132,000	$2,970,000
$25	120,000	$3,000,000
$27.50	109,090	$2,999,975
$30	100,000	$3,000,000
$32.50	99,000	$3,217,500
$35	99,000	$3,465,000

(f) In Section 7 of the Plan, the governing law shall be changed from “Delaware” to “New York.”

3. Reference to and Effect on the Plan. Except as specifically amended herein, the Plan shall remain in full force and effect and is hereby ratified and confirmed. All references in the Plan to the “Plan” shall mean the Plan as amended by this Amendment.

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